Independent Auditors' Consent



To the Board of Directors and Shareholders of The Dreyfus/Laurel Funds, Inc.:


We consent to the use of our report dated December 15, 1998, with respect to the four Funds listed below of the The Dreyfus/Laurel Funds, Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.

Funds
Dreyfus Premier Balanced Fund
Dreyfus Premier Small Company Stock Fund
Dreyfus Premier Large Company Stock Fund
Dreyfus Premier Midcap Stock Fund

                                                  /s/KPMG LLP


New York, New York
June 16, 1999